Exhibit 99.1

COMPUCREDIT TO ACQUIRE CARDWORKS

ATLANTA, GA, September 29, 2005 - CompuCredit Corporation (NASDAQ: CCRT) announced today that it has signed a definitive agreement to acquire CardWorks, Inc. Based in Woodbury, New York, CardWorks is a privately held issuer and third-party servicer of consumer credit cards. The acquisition is subject to certain closing conditions, including regulatory approval.

CardWorks is the parent company of two wholly owned subsidiaries, Merrick Bank and Cardholder Management Services (“CMS”). Merrick Bank is a premier issuer of credit cards with approximately $700 million in assets and serving approximately 785,000 cardholders. CMS delivers customized bankcard servicing to prime and non-prime card issuers, including customer service and collection solutions.

“This acquisition is an extraordinary opportunity for CompuCredit and our shareholders,” explained David G. Hanna, Chairman and CEO of CompuCredit.  “CardWorks brings with it an outstanding and well-respected management team, along with a variety of new products and business lines that will generate substantial shareholder value and deliver immediate revenues and earnings for us upon our expected completion of the transaction late in the fourth quarter of this year or early next year.”

Donald M. Berman, Chairman and CEO of CardWorks added, “This acquisition is a perfect match for both CompuCredit and ourselves. We consider both CompuCredit and ourselves to be world-class providers of credit card and MasterCard®/VISA® card-related products, and together we will be a premier third-party servicer for the credit card markets. CompuCredit’s additional resources and expertise also will help to facilitate growth throughout Cardworks’ businesses.”

About CardWorks

CardWorks, Inc. is the parent company of Merrick Bank and Cardholder Management Services (“CMS”). Merrick Bank was founded in 1997 and is a top-50 issuer of MasterCard® and Visa® cards. It serves approximately 785,000 cardholders and has approximately $700 million in assets. Merrick Bank is a Utah Industrial Bank and is a member of the FDIC. CMS is a leading third-party bankcard servicer that provides financial institutions and non-traditional card issuers in the U.S. and Canada with a full range of servicing and support solutions. CMS provides services for banks, financial guarantors and credit card issuers that enable them to economically pursue their own goals and objectives while meeting all service requirements. The services CMS provides are transparent to cardholders, with specifications driven by each individual organization’s needs.

About CompuCredit

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Credit cards marketed by CompuCredit generally are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

*  *  *

CompuCredit’s expected timeframe for completing the Cardworks acquisition and its growth and other expectations with respect to the economic impact of the acquisition are forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond CompuCredit’s control. Actual results may differ materially from those suggested by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the factors set forth in “Item 1. Business—Risk Factors” of CompuCredit’s Annual Report on Form 10-K for the year ended December 31, 2004, changes in the general economy and otherwise that might make credit card receivables, including those of Merrick Bank, more difficult to collect and therefore less profitable, the timing of regulatory approval for the acquisition and CompuCredit’s ability to successfully integrate and grow Cardworks’ various business lines. CompuCredit expressly disclaims any obligation to update any forward-looking statements except as may be required by law.

*  *  *

Contact:	Jay Putnam
Investor Relations
(770) 206-6200

245 PERIMETER CENTER PARKWAY • SUITE 600 • ATLANTA, GA 30346 • 770.206.6200 • FAX: 770.206.6181 WWW.COMPUCREDIT.COM